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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


               CONTACTS:        INVESTOR                  MEDIA
                                Vishal Makhijani          Steve Diamond
                                Inktomi Corp.             Inktomi Corp.
                                650-653-2800              650-653-2877
                                vishalm@inktomi.com       sdiamond@inktomi.com


                  INKTOMI TO MEET FOURTH QUARTER 2001 ESTIMATES

Inktomi will hold a conference call and an audio Webcast on Tuesday, October 2, 2001 at 6:00 a.m. PST (9:00 a.m. EST) with David Peterschmidt, CEO and Jerry Kennelly, CFO, to discuss additional details of today's announcement. The conference call will be available at (888) 813-7829 for domestic and (212) 896-6063 for international callers. The audio Webcast can be accessed at www.inktomi.com/webcast.

        FOSTER CITY, Calif., October 1, 2001 - Inktomi Corp. (NASDAQ: INKT) today announced updated financial estimates for the quarter ended September 30, 2001. Revenues are expected to be in a range of $38 - $39 million, in line with management's previous guidance. Pro forma earnings for the quarter ended September 30, 2001 are expected to be a loss of $0.14 - $0.15 per share, modestly better than management's previous estimates of a loss of $0.16 to $0.18 per share. Pro forma amounts exclude employee non-cash stock compensation, amortization of goodwill and certain one-time charges including charges for the impairment of intangible assets and restructuring costs.

        Inktomi's Network Products business, comprised of industry-leading solutions for network caching, content distribution, and media broadcasting, is expected to contribute $20 to $21 million in revenue for the September quarter. Inktomi's Search Solutions business which includes general Web search and enterprise search is expected to contribute $17 to $18 million in revenue in the quarter ended September 30, 2001.

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INKTOMI TO MEET FOURTH QUARTER ESTIMATES                                  PAGE 2


        The company also announced a restructuring and reduction in workforce of approximately 150 employees. In connection with the restructuring, Inktomi expects to record a charge of approximately $7.3 million in the quarter ended September 30, 2001 and approximately $3.0 million in the quarter ending December 31, 2001 primarily for facilities consolidation, severance and related costs. Out-placement assistance and other services are also being provided to affected employees. In the September quarter, the company also expects to record a charge of approximately $2.6 million to reflect the impairment of intangible assets associated with past acquisitions and investments.

        "We are streamlining our business to more closely match our near-term revenue opportunity as we move the company forward into the enterprise market," said David Peterschmidt, president and CEO of Inktomi. "We believe we have the focus, products, sales channels and management in place to return the company to growth over the long term."

        To further solidify its focus on the enterprise, Inktomi also announced today that Al Shipp has joined the company as senior vice president of worldwide field operations. Shipp brings more than 23 years of professional experience at leading software companies. Before joining Inktomi, Shipp held senior management roles at BEA Systems including president of the E-Commerce Server Division and president of worldwide sales. Prior to joining BEA Systems, Shipp held a variety of sales management positions at IBM including vice president of west region software sales.


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INKTOMI TO MEET FOURTH QUARTER ESTIMATES                                  PAGE 3


        Inktomi plans to announce actual results of operations for the quarter and fiscal year ended September 30, 2001 and will discuss additional details surrounding operating results on Thursday, October 18, 2001.

ABOUT INKTOMI

        Based in Foster City, Calif., Inktomi develops and markets network infrastructure software essential for global enterprises and service providers. Inktomi's business is divided into Network Products, comprised of industry leading solutions for network caching, content distribution, media broadcasting, and wireless technologies; and Search Solutions, which include general Web search and related services, and enterprise search. Inktomi's customer and strategic partner base includes leading companies such as America Online, AT&T, Compaq, Dell, Hewlett-Packard Company, Intel, Merrill Lynch, Microsoft, Nokia, Sun Microsystems and Yahoo! The company has offices in North America, Asia and Europe. For more information, visit http://www.inktomi.com/.

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This announcement contains forward-looking and preliminary statements regarding
Inktomi's anticipated fourth quarter results and Inktomi's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Final actual results for the fourth quarter could differ materially because of any unforeseen expenses or accounting adjustments made during the quarterly close or annual audit by our independent accountants. In addition, factors that could affect the financial and operating results of Inktomi generally include our substantial dependence on caching, content distribution and media products; the uncertainty of market acceptance of these products; need to expand our sales and distribution capabilities, internally and through alliances; substantial competition; need to attract and retain portal and enterprise search customers; the rapidly changing business environment, changing buying patterns of our customers and potential customers; need to develop, acquire and release new products and technologies; and risks associated with acquisitions, dispositions, strategic alliances, international operations, entry into new markets and product release dates. For more information and additional risk factors, see "Factors Affecting Operating Results" contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2001 and in other


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INKTOMI TO MEET FOURTH QUARTER ESTIMATES                                  PAGE 4


reports filed by Inktomi with the Securities and Exchange Commission. Inktomi expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any statements to reflect any change in Inktomi's expectations or any change of events, conditions or circumstances on which any such statements are based.

Copyright (C) 2001 INKTOMI CORPORATION. All Rights Reserved. Inktomi and the tri-colored cube logo are all trademarks or registered trademarks of Inktomi Corporation. All other company and product names referenced herein are the trademarks or registered trademarks of their respective holders.